Exhibit 99.1

Semitool Announces Voting Results from Annual Shareholders' Meeting

    KALISPELL, Mont.--(BUSINESS WIRE)--Feb. 19, 2004--Semitool, Inc. (Nasdaq: SMTL), today announced voting results from the company's annual shareholders' meeting earlier this week. Among the major business conducted at the meeting was shareholder approval for a new company stock option plan and the election of the proposed slate of candidates for the Board of Directors.
    Semitool's shareholders approved by an overwhelming majority a new stock option plan to replace the 1994 plan, which is due to expire this year. The shareholders also ratified the appointment of PricewaterhouseCoopers LLP as independent auditors.
    Elected to a one-year term as directors were Raymon F. Thompson, Semitool's founder, chairman and chief executive officer; Howard E. Bateman, former owner of Entech, Inc.; Donald P. Baumann, president and general partner of Baumann International, C. Richard Deininger, retired executive at Advanced Micro Devices, Inc., Timothy C. Dodkin, executive vice president of Semitool; Daniel J. Eigeman, retired shareholder and partner of Junkermier, Clark, Campanella, Stevens, P.C., CPAs; and Charles P. Greiner, retired vice president of Plum Creek Timber Co. In addition, Richard A. Dasen was elected to a new one-year term on the board, but he declined to accept the position for personal reasons.
    Messrs. Bateman, Baumann and Deininger were appointed to the company's Compensation Committee. Messrs. Eigeman and Grenier were appointed to the company's Audit Committee.
    As a result of Mr. Dasen's decision, the board announced that it would begin a search for an additional independent director to serve on the Audit Committee.

    About Semitool, Inc.

    Semitool designs, manufactures and supports highly engineered, single-wafer and multi-wafer wet chemical processing equipment used in the fabrication of semiconductor devices. The company's primary suites of equipment include electrochemical deposition systems for electroplating copper, gold, solder and other metals; surface preparation systems for cleaning, stripping and etching silicon wafers; and wafer transport container cleaning systems. The company's equipment is used in semiconductor fabrication front-end and back-end processes, including wafer level packaging.
    Headquartered in Kalispell, Montana, Semitool maintains sales and support centers in the United States, Europe and Asia. The company's stock trades on the Nasdaq National Market under the symbol SMTL. For more information, please visit the company's website at www.semitool.com.
    Semitool is a registered trademark of Semitool, Inc.

    CONTACT: Semitool, Inc.
             Larry A. Viano, 406-752-2107
             lviano@semitool.com
              or
             Investor Relations Partners, Inc.
             Shellie M. Roth, 973-535-8389
             roth@irpartners.com